EXHIBIT 10.38

A.M. CASTLE & CO.

June 28, 2013 (updated 7/1/13)

Steve Letnich
3364 Siena Drive
Valparaiso, Indiana 46385

Re: Offer of Employment as Chief Commercial Officer

Dear Steve:

I am excited to offer you the position of Chief Commercial Officer for A. M. Castle & Co. In this role you will be based in Oak Brook, IL and you will report to me. You will also serve as an officer of the Company and be a member of my executive leadership team.

I look forward to welcoming you to the Castle family on your start date of July 8, 2013.

A summary of the terms of this offer follows.

Base Salary: You will be paid an annual base salary of $320,000 or $12,307 each biweekly pay period, less applicable taxes, deductions and with holdings. Base salary will be subject to annual review.

Short Term Incentive Compensation (STIP): This position is eligible to participate in the Company's short-term incentive plan which provides the opportunity to earn an annual incentive bonus based on specific performance objectives established by the Human Resources Committee of the Board of Directors ("HR Committee"). Your initial target opportunity will equal 55% of your annual base salary with the maximum performance payout opportunity of 110% of your annual base salary. This bonus is a cash payment, typically paid in March of the following year in which it is earned. You will be eligible to participate in the STIP beginning with the 2013 STIP, prorated based on your actual start date. For 2013, you will be guaranteed a payout at 50% of target, prorated to your start date. If the actual payout if higher, you will receive that amount.

Long Term Compensation Plan (LTCP): This position is also eligible to participate in the Long Term Compensation Plan, which is currently a three-year overlapping equity award plan. The terms and components of the plan are established each year by the HR Committee. You will be eligible to participate in the LTCP beginning with the 2013-2015 L TCP performance cycle on a prorated basis based on days worked. Your target LTCP award opportunity for the 2013-15 performance cycle will equal110% of your annual base salary with a maximum payout opportunity at 220% of your base salary.

STIP and LTCP target incentives do not constitute a promise of payment. Your actual payout will depend on achievement of individual and/or Company performance objectives, established annually by the HR Committee, and will be governed by the terms and conditions of the applicable plan documents. Eligibility for participation in the incentive plans and individual award levels are subject to the discretion of the HR Committee and may vary from year-to-year. All bonuses and equity grants are subject to applicable taxes, deductions and withholdings and to A.M. Castle "clawback" policies as in effect from time to time, including any established under the Dodd-Frank Act. Also, as a senior leader of the Company you will be subject to the Company's requirements for stock ownership.

Sign-On Bonus
Subject to approval by the HR Committee at its next regularly scheduled meeting, you will be granted $100,000 worth of restricted stock units (RSUs) under the terms of the Company's 2008 Omnibus Incentive Plan, valued as of the date of grant. The RSUs on your start date which will vest in full after 3 years (July 2016) on the third anniversary of the grant date, provided you remain in of continuous Castle's employment at Castle through such date. You will also receive a $25,000 cash sign on bonus.

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EXHIBIT 10.38

Employee Benefits: You and your family will be eligible to participate in our standard employee group insurance plans immediately upon your start date. This includes medical, dental as well as life and disability insurance. A summary of these benefits is attached for your reference. You will also be eligible to participate in the Company's 401 (k) savings and retirement plan, which currently provides an employer match of up to 6% of employee contributions up to applicable IRS limits for qualified plans. We also have a non-qualified Supplemental 401(k) Plan which will allow you to continue contributing and receiving the employer match beyond the IRS limits for qualified plans. All benefits outlined above are subject to the terms of the respective plan documents. Please refer to the plan documents for eligibility and terms of coverage. Of course, A.M. Castle may change its benefits at any time.

An exception to the vacation policy for new hires will entitle you to four (4) weeks of paid vacation each year beginning in 2013 on a prorated basis.

Automobile Benefit: This position is eligible for a company vehicle for your business and personal use. You can select the vehicle of your choice up to a value of $42,000 USD. There is a minimum of $20 per pay period administrative fee paid as an employee payroll deduction for this benefit. You may have to pay more if the value of your vehicle is over $42,000. Additionally, this benefit includes a fuel card. Both the car and the fuel card are taxable benefits for any personal usage. Participation in the program is subject to the terms and conditions of the Company's automobile policy as in effect from time to time.

Severance: As a senior leader of A.M. Castle and as a condition of employment, you will be required to enter into change-in-control and involuntary termination (severance) agreements with the Company. These agreements provide severance benefits to you in exchange for your agreement to comply with certain non-compete and other covenants. The terms and conditions of those arrangements will be governed by the Severance Agreement and Change in Control Agreement to be entered into with the Company.

Employment-At-Will: This letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or A.M. Castle, with or without cause and with or without advance notice. This letter constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters.

Please understand that this offer and the financial terms outlined above are contingent upon HR Committee and Board of Directors approval.

This offer will expire on July 3, 2013 if not accepted on or prior to that date.

This offer is contingent on completion of a satisfactory reference check and your satisfactory completion of the pre-employment drug screen. You represent that all information provided to A.M. Castle or its agents with regard to your background is true and correct.

Steve, I am excited to bring you on board and I am looking forward to your contributions to the success of A.M. Castle. Feel free to contact Anne Scharm or me if you have any questions.

Sincerely,

/s/ Scott J. Dolan
Scott Dolan
President & CEO
A.M. Castle & Co.

I understand that the terms of this offer are contingent upon Board approval and I accept the offer with the intention of starting work as soon as practical.

/s/ Steve Letnich	7/1/2013
Steve Letnich	Date

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